FREIT Announces Retirement of Donald W. Barney, President, Chief Financial Officer and Trustee

HACKENSACK, NJ, February 8, 2019 – First Real Estate Investment Trust of New Jersey (“FREIT”) today announced that Donald W. Barney has retired as President, Chief Financial Officer, Treasurer and as a Trustee of FREIT, effective February 7, 2019. Allan Tubin, the Chief Financial Officer of Hekemian & Co., Inc., FREIT’s managing agent, was appointed by the Board of Trustees to succeed Donald W. Barney as Chief Financial Officer and Treasurer of the Trust.

Mr. Barney had served as a Trustee of FREIT since 1981, as President since 1993, and as Chief Financial Officer and Treasurer since 2003. “We regretfully accept Don’s resignation,” said Robert S. Hekemian, Jr., FREIT’s Chief Executive Officer and a Trustee. “Don has been a mainstay at First Real Estate for almost 40 years, and over that time he has been an integral contributor to the governance, growth, operations and success of the Trust. We cannot overstate the immense value of Don’s insights into our operations from a financial perspective and his financial expertise as a resource to the Board. On behalf of the Trust and its shareholders, we sincerely thank Don for his dedicated service over many years.”

Donald W. Barney said in his resignation letter: “It has been an honor and a privilege to serve the Trust and its shareholders as an Executive Officer and Trustee for the last 38 years, and I wish the Board of Trustees and the Trust the best of success in the years to come.”

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $392 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

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